Exhibit 14.1

LIQUIDITY SERVICES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

August 13, 2007

1.             introduction

Liquidity Services, Inc. and its subsidiaries (the “Company”) have always subscribed to the highest ethical standards.  The Company’s employees, officers and members of the Board of Directors (“Company Persons” or individually, a “Company Person”) are expected to conduct business legally and ethically and insist that the Company’s business associates do the same.  This Code of Business Conduct and Ethics (the “Code”) embodies the Company’s commitment to conduct its business in accordance with applicable laws, rules and regulations and the highest ethical standards.  All Company Persons are expected to adhere to the principles and procedures set forth in this Code.

Each Company Person will be held accountable for his or her adherence to this Code.  Company Persons who violate the policies in this Code will be subject to disciplinary action, up to and including a discharge from the Company and, where appropriate, civil liability and criminal prosecution. If you are in (i) a situation that you believe may violate or lead to a violation of this Code or (ii) a questionable situation regarding the Company’s accounting or auditing matters, follow the policies described in Sections 13 and 14, respectively, of this Code.

Company Persons who have questions regarding business conduct or possible violations should contact the Company’s General Counsel, or in connection with accounting or auditing matters, should follow the procedures outlined in the section of this Code entitled “Duty to Report Questionable Accounting or Auditing Matters.”  The Company will not tolerate retaliation for reports made in good faith.

Each Company Person should also read and be familiar with the Employee Handbook and the Policy on Insider Trading and Reporting Compliance (the “Insider Trading Policy”). The Employee Handbook and the Insider Trading Policy are not part of this Code.

Nothing in this Code, in any Company policies or procedures, or in other related communications (verbal or written), creates or implies a contract of employment for a definite or indefinite term.

The Company reserves the right to amend, alter or terminate this Code or the policies underlying it at any time for any reason.

For purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, this Code shall also be the Company’s code of ethics for the Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller, or persons performing similar functions (the “Senior Officers”).

2.             Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is one of the foundations on which this Company’s ethical policies are built.  All Company Persons must respect and comply with applicable governmental laws, rules and regulations (including insider trading laws).  It is the personal responsibility of each Company Person to adhere to the standards and restrictions imposed by those laws, rules and regulations.  It is important that you seek advice from supervisors, managers or other appropriate personnel if you have questions regarding the laws, rules and regulations that apply to the Company’s business.

3.             Insider Trading

Generally, it is illegal and against Company policy for any Company Person who is aware of material nonpublic information relating to the Company, to buy or sell any securities of the Company, or recommend that another person buy, sell or hold the Company’s securities.  Employees are expected to understand and comply with the Company’s Insider Trading Policy, which contains more detailed policies and rules relating to transactions in the Company’s securities.  Any Company Person who is uncertain about his or her responsibilities under the Insider Trading Policy should consult the Company’s General Counsel before making any such purchase or sale.  The Insider Trading Policy is not a part of this Code.

4.             Conflicts of INterest

The Company respects the rights of Company Persons to manage their personal affairs and investments and does not wish to intrude upon their personal lives.  At the same time, Company Persons must act in the best interests of the Company and avoid situations that present a potential or actual conflict between their interests and the interests of the Company.

A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company.  A conflict situation can arise when a Company Person takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively.  Conflicts of interest also arise when a Company Person or members of his or her family, receive improper personal benefits as a result of his or her position in or with the Company.  Loans to, or guarantees of obligations of, Company Persons or their family members also create conflicts of interest.

Conflicts of interest are generally prohibited as a matter of Company policy.  Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with your supervisor or the Company’s General Counsel.  Any Company Person who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the policies described in Sections 13 and 14 of this Code.

A conflict of interest may also occur when Company Persons are engaged in a business or business activity that is in competition with or injurious to the Company.  Directors and officers should consult with the Company’s General Counsel before engaging in any such business.  An employee should consult with an appropriate supervisor or the Company’s General Counsel before engaging in any business or business activity.

Service to the Company should never be subordinated to personal gain and advantage.

5.             Corporate Opportunities

Company Persons owe a duty to the Company to advance the Company’s legitimate business interest when the opportunity to do so arises.  Company Persons are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and refused it.  Company Persons are prohibited from using Company property, information or position for personal gain or competing with the Company, directly or indirectly.

6.             Gifts

The receipt or giving of gifts or favors may be seen as an improper inducement to grant some concession in return to the donor.  The Company wants its customers, collaborators, vendors and suppliers to understand that their business relationship with the Company is based completely on each other’s respective competitive abilities to meet business needs.

The giving or receiving of a business gift by a Company Person may present a conflict of interest and in some cases may be prohibited by law or regulation.  No Company Person may provide to or receive any gifts from government personnel (except where permitted by law, such as gifts of nominal value or providing meals at a widely attended event).  Company Persons may not give to, or accept from, private sector customers or suppliers (or potential private sector customers or potential suppliers) gifts or entertainment other than (A) those with a value of $250 or less or (B) those of reasonable or customary value accepted or given in the course of conducting business, as approved by the General Counsel either by category or as otherwise appropriate. All gifts and entertainment are prohibited other than (A) those of reasonable or customary value accepted or given in the course of conducting business, as approved by the General Counsel either by category or as otherwise appropriate or (B) those with a value of $250 or less, and all offers of such gifts and entertainment must be disclosed in writing to the General Counsel.  The Legal Department will keep written reports of such disclosures.  Such reporting, reviewing and record-keeping system should serve to prevent an unintended breach of trust and should enable the Company to better protect itself from acts of self-dealing at the expense of the Company.

7.             Competition and Fair Dealing

The Company seeks to outperform its competitors fairly and honestly.  The Company seeks competitive advantages through superior performance, never through unethical or illegal business practices.  Company Persons should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees.  No Company Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

8.             Equal Employment Opportunity and Harassment

The Company is committed to providing equal employment opportunity to all qualified persons without regard to any impermissible criterion or circumstance.  This policy applies to all terms and conditions of employment and in regard to any other matter that affects in any way the working environment of the employee.  The Company does not tolerate or condone any type of discrimination prohibited by law, including harassment.

9.             Confidentiality

In carrying out the Company’s business, Company Persons often learn confidential or proprietary information about the Company, its clients, prospective clients or other third parties.  Company Persons must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated.  Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including its businesses, financial performance, pricing information, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed.

10.          Protection and Proper Use of Company Assets

All Company Persons should protect the Company’s assets and ensure their efficient use.  All Company assets should be used for legitimate Company business purposes only.  Any suspected incident of fraud or theft should be immediately reported to an appropriate supervisor for investigation.

The obligation of Company Persons to protect the Company’s assets includes its confidential or proprietary information.

11.          Record Keeping

The Company requires honest, accurate and prompt recording and reporting of information in order to make responsible business decisions and to provide full, fair, accurate and timely disclosure.  All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal and accounting requirements and to the Company’s system of internal controls.  The accurate and timely reporting of the Company’s financial results and financial condition requires that all financial information be recorded promptly and accurately, and that the Company’s systems for recording and reporting that information be properly functioning and subject to regular and thorough evaluations.  All information you record or report on behalf of the Company—whether for the Company’s purposes or for use by third parties—must be done honestly and accurately.  Providing false or misleading information in connection with any aspect of the Company’s business or operations will not be tolerated.

12.          Public Disclosure

All disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company shall be full, fair, accurate, timely and understandable.  All Company Persons who are involved in the Company’s disclosure process, including Senior Officers, are responsible for acting in furtherance of this policy.  In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, within or outside the Company, including the Company’s independent auditors.  In addition, any Company Person who has a supervisory role in the Company’s disclosure process has an obligation to discharge his or her responsibilities diligently.

13.                               Reporting any illegal or unethical behavior

If you believe that actions have taken place, may be taking place or may be about to take place that violate or would violate this Code, you must bring the matter to the attention of the Company.  Any potential issues in connection with accounting or auditing matters should be reported by following the procedures outlined in this Code under Section 14. “Duty to Report Questionable Accounting or Auditing Matters.”

You are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation.  Any supervisor or manager who receives a report of a potential violation of this Code must report it immediately to the Company’s General Counsel.

You may communicate any violations of this Code either anonymously or by name to the Company’s General Counsel by any of the following methods:

•          In writing either by internal mail or U.S. mail addressed to the office of the Company’s General Counsel; and

•          By calling the Company’s Ethics Hotline, 888-475-8376

The Company would prefer you identify yourself to facilitate its investigation of any report. However, you may choose to remain anonymous.  The Company will use reasonable efforts to protect the identity of any person who reports potential misconduct and any retaliation for reports of misconduct by others made in good faith will not be tolerated.  See below under Section 16.  “Protection for Persons Reporting Questionable Behavior”.

14.                               Duty to report questionable Accounting or Auditing Matters

All Company Persons are responsible for reporting to the Company any questionable situation regarding the Company’s accounting, internal accounting controls or auditing matters, or a concern regarding questionable accounting or auditing matters that come to their attention.  Any person may report such a complaint or concern by calling the Company’s Ethics Hotline, 888-475-8376, and leaving a voice mail reporting the matter.  This anonymous voice mail will be transcribed by an outside service contracted by the Company, which is required to forward all such transcriptions to the chairperson of the Audit Committee (the “Audit Committee”) of the Company’s Board of Directors and the Company’s General Counsel.

If a complaint regarding accounting, internal accounting controls or auditing matters is brought to the attention of a director or an executive officer of the Company, either by an employee or a third party outside of the confidential and anonymous submission process, then such person is required to report the complaint directly to the chairperson of the Audit Committee.  If a complaint regarding accounting, internal accounting controls or auditing matters is brought to the attention of a non-executive employee of the Company, such employee may either (i) report such complaint directly to his or her supervisor or (ii) submit the complaint through the use of the Company’s Ethics Hotline, 888-475-8376.

All reports submitted by employees of the Company regarding questionable accounting or auditing matters will be treated to the extent possible, as confidential.

Questions concerning these procedures may be directed to the Company’s General Counsel.

15.          Waivers and Amendments

It may be appropriate for a provision of this Code to be waived in a particular circumstance.  Any employee seeking a waiver should speak to his or her supervisor, who will likely need to involve other persons in consideration of the waiver request.

Any waiver of this Code for the executive officers (including any Senior Officers who are otherwise not an executive officer) or directors of the Company must be made only by the Board of Directors and will be disclosed in accordance with the applicable requirements of the SEC and The NASDAQ Stock Market.

Any amendment to a provision of this Code that applies to the Senior Officers will be disclosed in accordance with the applicable requirements of the SEC and The NASDAQ Stock Market.

16.          Protection for Persons Reporting Questionable Behavior

The Company’s commitment to promoting the highest ethical standards includes a responsibility to foster an environment that allows Company Persons to report violations without the fear of retaliation or retribution.  You will not be disciplined, lose your job, or be retaliated against in any other way for asking questions or voicing concerns about the Company’s legal or ethical obligations, as long as you are acting in good faith.  “Good faith” does not mean that you have to be right - but it does mean that you believe that you are providing truthful information.  The important thing is that you bring your question or concern to the Company’s attention through one of the available channels.

Company Persons must never be discouraged from using any available channel within the organization.  Even simple questioning of a person reporting a violation can lead to unintentional retaliation, as it may make that person feel that he or she did something wrong by choosing one method over another.  Any person reporting a violation under this Code must be able to choose whichever method they are most comfortable with to communicate their concern to the Company.

The Company will not tolerate retaliation against any person who in good faith submits a concern or complaint or participates in any investigation conducted pursuant to these procedures.  Any suspected retaliation should be reported immediately to the Company’s General Counsel.  Such retaliation is extremely serious misconduct, violation of this Code and subject to disciplinary action, up to and including discharge of the person(s) engaging in any retaliatory actions.  Retaliation may also be a violation of the law, and as such, could subject both the individual offender and the Company to legal liability.

Additional questions about retaliation should be addressed to the Company’s General Counsel.

17.          Investigations and Discipline

The responsibility for administering this Code, investigating alleged violations and determining corrective and disciplinary action rests with various groups within the Company.  The Audit Committee is responsible for maintaining and updating this Code, subject to approval by the Board of Directors.  Legal and other relevant departments work together as appropriate to promptly handle investigations and recommend corrective and disciplinary actions.  Depending on the circumstances, in some cases senior managers and other officers will be involved to consider and determine the appropriate corrective or disciplinary action.  The Company’s General Counsel will periodically report Code violations and the corrective actions taken to the Audit Committee.  In some cases, the Audit Committee or the full Board of Directors will be responsible to conduct the investigation and determine the actions to be taken.

The Company strives to impose discipline for each Code violation that fits the nature and particular facts of the violation.  The Company generally will issue warnings or reprimands for less significant, first-time offenses.  Violations of a more serious nature may result in an action such as suspension without pay, demotion, or reduction of compensation.  Termination of employment generally is reserved for conduct such as theft or other violations amounting to a breach of trust, or for cases where a person has engaged in multiple violations.  Terminations may also be appropriate for ethical violations if the Company Person has had appropriate training and consciously chose to pursue unethical behavior.  Violations of this Code are not the only basis for disciplinary action.  The Company has additional guidelines and procedures governing conduct, and violations of those guidelines and procedures may also result in corrective or disciplinary action.

18.          Public Filing

This Code and any amendments to this Code shall be filed with the SEC as required by law or regulation of the SEC or rules of The NASDAQ Stock Market, and shall be distributed to and reviewed by all Company Persons.

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